Exhibit 10.20

He Xu

and

Wu Qin

Acting-in-Concert Agreement

of

Guangzhou Cornerstone Capital

Management Co., Ltd.

（广州基岩资产管理有限公司）

July 2017

Acting-in-Concert Agreement

This acting-in-concert agreement (the “Agreement”) is executed by the following two parties on 1 July 2017:

(1) He Xu: identity card no. 440105198509025418, of Rm 1603, Courtyard No. 25, No. 206 Xingang West Road, Haizhu District, Guangzhou, holds 37.5% equity interest of Guangzhou Cornerstone Capital Management Co., Ltd;

(2) Wu Qin: identity card no. 440102195312273247, of Rm 1004, No. 39 Xiaonan Second Street, Haizhu District, Guangzhou, holds 37.5% equity interest of Guangzhou Cornerstone Capital Management Co., Ltd.

The above individuals are natural persons holding Chinese nationality and do not have permanent overseas residency.

(Hereinafter collectively referred to as the “Parties”, and individually referred to as the “Party” as the context may require)

WHEREAS:

The Parties to the Agreement jointly invested in Guangzhou Cornerstone Capital Management Co., Ltd. (hereinafter referred to as the “Company”) with Lin Tao, Luo Weifeng, Zhuang Xiaohai, Zhao Yueqin and Liu Meifang. As of 30 June 2017, the registered capital and the paid-in capital of the Company amounted to RMB10 million and RMB3.5 million, respectively.

The Parties to the Agreement hold 75% equity interest of the Company in aggregate.

The Parties to the Agreement agreed to act in concert when voting at the shareholders’ general meetings of the Company through the arrangement of the Agreement, so as to jointly expand the number of votes controlled by the Parties in the Company.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Matters that require action in concert

1.1.	The Parties to the Agreement undertake that, when voting on matters including but not limited to the following matters (hereinafter referred to as “Matters that Require Action in Concert”) at the shareholders’ general meetings of the Company, the Parties must vote in concert with each other:

a)	to decide on the operational policies and investment plans of the Company;

b)	to elect and replace directors and supervisors (not being staff representatives), and to decide on matters relating to the remuneration of the relevant directors and supervisors;

c)	to consider the Company’s proposed annual financial budgets and final accounts;

d)	to consider the Company’s profit distribution plans and plans for making up losses;

e)	to resolve on increases or reductions in the Company’s registered capital;

f)	to resolve on the issue of debentures by the Company;

g)	to resolve on matters such as merger, division, dissolution, liquidation or change of form of the Company;

h)	to amend the articles of association;

i)	to resolve on the appointment and dismissal of the accounting firms of the Company;

j)	to decide on matters of the Company such as its external investment, purchase and sale of assets, assets pledge, provision of external guarantee, entrusted financial management and connected transactions;

k)	to decide on ceasing the operation of the Company’s existing businesses or making a significant change or adjustment on the nature of the Company’s businesses;

l)	other matters submitted to the shareholders’ general meetings of the Company for determination.

1.2.	Additional Matters that Require Action in Concert can be added if approved by over half of the voting rights of the Parties to the Agreement; however, no Matters that Require Action in Concert can be removed without unanimous consent of the Parties to the Agreement.

2. Procedures and manners regarding the exercise of voting rights

2.1.	Within 3 days from the date of receipt of the notice of convening a shareholders’ general meeting of the Company (hereinafter referred to as the “Meeting Notice”), He Xu shall call the Parties together to convene a meeting of persons acting in concert by way of on-site meeting or communication (hereinafter referred to as the “Meeting of Persons Acting in Concert”).

2.2.	Meeting of Persons Acting in Concert shall be chaired by He Xu, the Parties shall discuss the matters listed on the Meeting Notice and express their opinion by voting for or against the resolutions or abstaining from voting (hereinafter referred to as the “Voting Result”), and shall use the Voting Result unanimously agreed upon by the Parties to the Agreement as the common voting result of the Parties (hereinafter referred to as the “Common Result”); in the event that the Parties cannot reach a consensus in respect of the Voting Result, the Voting Result of He Xu shall be regarded as the Common Result.

2.3.	The Parties to the Agreement shall sign a power of attorney based on the Common Result two days prior to the shareholders’ general meeting of the Company, so as to delegate either one of the Parties or a third party designated by the Parties to attend the shareholders’ general meeting and exercise the voting rights on their behalf.

2.4.	In case He Xu is unable to convene or chair the Meeting of Persons Acting in Concert in a timely manner due to any reason, the meeting shall be convened and chaired by the Party jointly elected by the Parties to the Agreement. In case He Xu cannot accept the Parties’ delegation to attend the shareholders’ general meeting and exercise the voting rights due to any reason, then the Party jointly elected by the Parties to the Agreement shall be delegated to attend the meeting and exercise the voting rights according to the common voting result.

3. Shareholding restrictions

3.1.	The Parties to the Agreement undertake that, unless the transferee agrees to sign the acting-in-concert agreement in accordance with the terms and conditions of the Agreement, either Party shall voluntarily waive the rights to transfer the equity interest of the Company (the “Rights to Transfer Equity Interest”) he/she holds, in whole or in part, to any other natural persons, companies, enterprises or other organizations other than the Parties (hereinafter referred to as the “Third Parties”), and agree to assume contractual obligations to assure that the Rights to Transfer Equity Interest would not be exercised.

3.2.	The Parties to the Agreement undertake that, either Party may not pass the voting rights of the equity interest he/she holds to the Third Parties for exercise by way of delegation, trust or other manners.

4. Representations and warranties

4.1.	The Parties to the Agreement represent and warrant that on the date of execution of the Agreement:

a) he/she is a natural person with full civil capacity;

b) he/she holds the relevant equity interest of the Company legally;

c) his/her signing or performing of the obligations under the Agreement will not constitute a default or failure to perform of any contract or similar arrangement of either Party.

5. Resolution of disputes

5.1.	For any dispute arising from or in connection with the Agreement or in relation to the execution, performance, release, termination or ineffectiveness of the Agreement, if cannot be resolved through amicable negotiation between the Parties, either Party shall have the right to bring the dispute to arbitration at Guangzhou Arbitration Commission in Guangzhou.

5.2.	When the dispute is not yet resolved, except for the matters related to the dispute, the Parties shall continue to exercise and perform other respective rights and obligations under the Agreement.

6. Liability for the breach of the Agreement

6.1	In the event that any Party violates the terms under the Agreement, that Party shall be liable for compensation for the economic loss suffered by the other Party as a result of the breach.

7. Supplementary provisions

7.1 The Agreement constitutes the entire agreement between the Parties regarding the subject matter of the Agreement, and supersedes all prior consultations, negotiations, and agreements between the Parties regarding the subject matter of the Agreement.

7.2 The Agreement shall become effective from the date of signing by the Parties.

7.3 The Agreement is executed in two originals and each Party holds one original.

7.4 If there is any outstanding issue, the Parties to the Agreement may enter into a supplemental agreement in writing.

(This page has no content, and is the signature page to the Acting-in-Concert Agreement of Guangzhou Cornerstone Capital Management Co., Ltd. which requires the signatures of He Xu and Wu Qin)

He Xu		Wu Qin

Signature:	/s/ He Xu	Signature:	/s/ Wu Qin

Date:		Date: